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                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

        Exhibit 12.01 - Computation of Ratio of Earnings to Fixed Charges
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

                                                                                 (in millions, except for ratios)

YEAR ENDED DECEMBER 31:                                                         1998      1997      1996       1995
-----------------------                                                      ------------------------------------------
Fixed charges:
Interest expense, including amortization of debt issuance costs              $     44.8   $   9.0   $   0.3   $    1.6
Estimated interest portion of rents                                                 4.6       3.2       1.5        0.1
Capitalized interest                                                                3.8       0.2         -          -
Preferred stock dividend                                                              -      12.0      17.9       13.6
Gross-up of preferred stock dividend as if it were pre-tax                            -       6.8      10.1        7.7
                                                                             -----------------------------------------

Total fixed charges as defined                                                     53.2      31.2      29.8       23.0

Earnings:
Income from continuing operations before income tax expense                         5.6      94.2      98.3      118.0
Total fixed charges as defined                                                     53.2      31.2      29.8       22.9
Fixed charges not deducted in the determination of income from
      continuing operations before income tax expense                              (3.8)    (19.0)    (28.0)     (21.3)
                                                                             -----------------------------------------

Total earnings as defined                                                          55.0     106.4     100.1      119.6
                                                                             -----------------------------------------

Ratio of earnings to fixed charges                                                 1.03      3.41      3.36       5.21
                                                                             =========================================


                                                                                 Six
SIX MONTHS ENDED JUNE 30, 1999:                                                Months
-------------------------------                                              -----------
Fixed charges:
Interest expense, including amortization of debt issuance costs                   $28.7
Estimated interest portion of rents                                                 3.1
Capitalized interest                                                                3.1
                                                                             ----------

Total fixed charges as defined                                                     34.9

Earnings:
Income from continuing operations before income tax expense                        99.0
Total fixed charges as defined                                                     34.9
Fixed charges not deducted in the determination of income from
      continuing operations before income tax expense                              (3.1)
                                                                             ----------

Total earnings as defined                                                         130.8
                                                                             ----------

Ratio of earnings to fixed charges                                                  3.7
                                                                             ==========

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